Exhibit 99.2

Kodak Polychrome Graphics

Combined Financial Statements
December 31, 2004, 2003, and 2002

Kodak Polychrome Graphics
Combined Financial Statements
December 31, 2004, 2003, and 2002

Table of Contents

Report of Independent Auditors	2

Combined Financial Statements:

Combined Balance Sheets	3

Combined Statements of Operations	4

Combined Statements of Shareholders’ Equity	5

Combined Statements of Cash Flows	6

Notes to Combined Financial Statements	7-22

Report of Independent Auditors

To the Board of Directors and Shareholders
of Kodak Polychrome Graphics LLC and
Kodak Polychrome Graphics Company Ltd.:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Kodak Polychrome Graphics LLC and Kodak Polychrome Graphics Company Ltd. (collectively the “Companies”) at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Companies’ management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Stamford, Connecticut
April 15, 2005

Kodak Polychrome Graphics
Combined Balance Sheets
December 31, 2004 and 2003
(amounts in thousands)	3

	2004	2003

Assets
Current assets:
Cash and cash equivalents	$258,955	$174,209
Accounts and notes receivable, net (Note 3)	343,105	341,464
Due from affiliates (Note 14)	36,059	20,200
Inventories (Note 4)	222,382	215,566
Prepaid expenses and other current assets (Note 9)	48,023	42,627

Total current assets	908,524	794,066
Property, plant and equipment, net (Note 5)	286,755	260,288
Goodwill and intangible assets, net (Note 6)	72,913	68,704
Other assets (Note 9)	41,748	54,650

Total assets	$1,309,940	$1,177,708

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings (Note 10)	$69,551	$2,255
Accounts payable	118,202	123,682
Accrued expenses (Note 7)	245,235	252,300
Due to affiliates (Note 14)	24,765	24,974

Total current liabilities	457,753	403,211
Long-term debt (Note 10)	16,786	100,157
Other liabilities	43,694	33,371

Total liabilities	518,233	536,739
Commitments and contingencies (Note 15)
Shareholders’ equity:
Capital surplus	634,243	634,243
Retained earnings (deficit)	73,924	(30,875)
Accumulated other comprehensive income	83,540	37,601

Total shareholders’ equity	791,707	640,969

Total liabilities and shareholders’ equity	$1,309,940	$1,177,708

See accompanying notes to combined financial statements

Kodak Polychrome Graphics
Combined Statements of Operations
For the Years Ended December 31, 2004, 2003 and 2002
(amounts in thousands)	4

	2004	2003	2002

Net sales	$1,714,835	$1,597,634	$1,457,505
Cost of sales (Note 14)	1,151,664	1,086,911	1,021,341

Gross profit	563,171	510,723	436,164
Operating expenses (Note 14)	337,677	337,786	318,639
Research and development (Note 14)	39,184	38,648	40,163
Trademark royalty with related parties (Note 14)	19,386	17,123	14,600
Restructuring and other items (Note 8)	9,749	10,358	14,500

Income before interest and income taxes	157,175	106,808	48,262
Interest income	(5,554)	(5,282)	(3,574)
Interest expense	4,068	8,826	12,737

Income before income taxes	158,661	103,264	39,099
Income taxes (Note 9)	53,862	32,822	16,961

Net income	$104,799	$70,442	$22,138

See accompanying notes to combined financial statements

Kodak Polychrome Graphics
Combined Statements of Shareholders’ Equity
For the Years Ended December 31, 2004, 2003, and 2002
(amounts in thousands)	5

	Capital Surplus	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income / (Loss)			Total Shareholders’ Equity

			Currency Translation	Other	Total

Balance at December 31, 2001	$634,243	$(123,455)	$(64,401)	$(1,882)	$(66,283)	$444,505

Comprehensive income (loss):
Net income		22,138				22,138
Other comprehensive income (loss):
Foreign currency translation adjustments			44,989		44,989
Derivative instruments, net of tax				(12,122)	(12,122)
Additional minimum pension liability, net of tax				(1,730)	(1,730)

Total other comprehensive income (loss)			44,989	(13,852)	31,137	31,137

Total comprehensive income						53,275

Balance at December 31, 2002	634,243	(101,317)	(19,412)	(15,734)	(35,146)	497,780

Comprehensive income (loss):
Net income		70,442				70,442
Other comprehensive income (loss):
Foreign currency translation adjustments			73,996		73,996
Derivative instruments, net of tax				(1,249)	(1,249)

Total other comprehensive income (loss)			73,996	(1,249)	72,747	72,747

Total comprehensive income						143,189

Balance at December 31, 2003	634,243	(30,875)	54,584	(16,983)	37,601	640,969

Comprehensive income:
Net income		104,799				104,799
Other comprehensive income:
Foreign currency translation adjustments			36,167		36,167
Derivative instruments, net of tax				8,042	8,042
Additional minimum pension liability, net of tax				1,730	1,730

Total other comprehensive income			36,167	9,772	45,939	45,939

Total comprehensive income						150,738

Balance at December 31, 2004	$634,243	$73,924	$90,751	$(7,211)	$83,540	$791,707

See accompanying notes to combined financial statements

Kodak Polychrome Graphics
Combined Statements of Cash Flows
For the Years Ended December 31, 2004, 2003, and 2002
(amounts in thousands)	6

	2004	2003	2002

Cash flows from operating activities:
Net income	$104,799	$70,442	$22,138
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	68,854	91,779	79,288
Deferred income taxes	9,091	(1,670)	2,699
Loss on disposal of assets	2,367	2,951	3,234
Changes in assets and liabilities, net of effects of acquisitions:
Accounts and notes receivable	18,649	(14,249)	3,742
Inventories	3,599	6,636	14,723
Prepaid expenses and other assets	13,961	1,770	4,730
Accounts payable	(11,936)	11,562	16,123
Accrued expenses	(13,954)	19,496	15,627
Due to affiliates, net	(14,624)	(600)	(17,491)
Other liabilities	7,645	3,842	12,073

Net cash provided by operating activities	188,451	191,959	156,886

Cash flows from investing activities:
Capital expenditures	(88,027)	(61,371)	(45,944)
Business acquisitions and investments	(9,349)	(910)	—

Net cash used in investing activities	(97,376)	(62,281)	(45,944)

Cash flows from financing activities:
Net decrease in long-term borrowings, including current portion of long-term debt	(27,309)	(50,734)	(55,089)
Net increase (decrease) in short-term borrowings	10,566	(2,563)	(13,133)

Net cash used in financing activities	(16,743)	(53,297)	(68,222)

Effects of exchange rate changes on cash	10,414	16,803	8,590

Net increase in cash and cash equivalents	84,746	93,184	51,310
Cash and cash equivalents, at beginning of year	174,209	81,025	29,715

Cash and cash equivalents, at end of year	$258,955	$174,209	$81,025

Supplemental cash flow information:
Cash paid for interest	$2,366	$6,516	$10,637
Cash paid for taxes	$48,506	$23,247	$9,390

See accompanying notes to combined financial statements

Kodak Polychrome Graphics
Notes to Combined Financial Statements
December 31, 2004, 2003, and 2002
(amounts in thousands, unless otherwise noted)	7

1.	Business and Operations

Kodak Polychrome Graphics Company Ltd. (the “Non-U.S. Joint Venture”) and Kodak Polychrome Graphics LLC (the “U.S. Joint Venture”) (collectively, “Kodak Polychrome Graphics” or the “Companies”) are separate and independent joint ventures formed by Eastman Kodak Company (“Kodak”) and Sun Chemical Group, B.V. (“Sun Chemical”).  Kodak and Sun Chemical each own 50% of both joint ventures.  To establish the Companies, Kodak and Sun Chemical each contributed net assets and certain liabilities of their former graphic arts businesses on January 1, 1998 at their historical carrying amounts.  The Board of Directors of each joint venture is comprised of six directors, three appointed by Sun Chemical and three appointed by Kodak.  The joint venture agreements, which commenced on January 1, 1998, are in effect for an initial term of ten years and are subject to automatic extensions for successive five-year terms.  As noted in footnote 16, Kodak acquired 100% equity interest in Kodak Polychrome Graphics on April 1, 2005.

The Companies primarily manufacture and distribute a wide range of lithographic plates and distribute Kodak-branded graphic arts film and digital proofing products to the pre-press and printing industry.

2.	Summary of Significant Accounting Policies

Basis of Financial Statement Presentation and Principles of Combination
The combined financial statements of the Companies include the financial statements of the U.S. Joint Venture and the Non-U.S. Joint Venture and its direct and indirect majority-owned subsidiaries as these Companies are under common management.  These financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America.  All intercompany balances and transactions have been eliminated in combination.

Cash and Cash Equivalents
All highly liquid investments with maturities of three months or less at acquisition are considered to be cash equivalents.  These investments are carried at cost, which approximates fair value.

Inventories
Inventories are stated at the lower of cost or market using the first-in, first-out (“FIFO”) or average cost methods, which approximate current cost.  The Companies write-down excess, obsolete or slow-moving inventory based on changes in customer demand, technology developments and other economic factors.

Property, Plant and Equipment
Property, plant and equipment are carried at cost, net of accumulated depreciation.  Depreciation of property, plant and equipment is provided generally by using the straight-line method, based on the estimated useful lives of the assets.  The ranges of estimated useful lives used in computing depreciation for financial reporting are as follows:

Years

Buildings	20-25
Machinery and equipment	3-12
Customer loaned equipment	3-5
Computer equipment and software	3-10
Furniture and fixtures	3-12

For leasehold improvements, the estimated useful life is the lesser of the asset life or the lease term.  Renewals and betterments are capitalized, repair and maintenance costs are charged to expense as incurred.

Kodak Polychrome Graphics
Notes to Combined Financial Statements
December 31, 2004, 2003, and 2002
(amounts in thousands, unless otherwise noted)	8

Goodwill and Intangible Assets
Goodwill represents the excess of the purchase price over the fair value of identifiable net assets of acquired companies.  Goodwill is tested for impairment at the reporting unit level annually or more frequently if events or changes in circumstances indicate that goodwill might be impaired. A reporting unit is the lowest level of an entity that is a business and can be distinguished from other activities, operations, and assets of the entity. If, during the annual impairment review, the book value of the reporting unit exceeds the fair value, the implied fair value of the reporting unit’s goodwill is compared with the carrying value of the unit’s goodwill. If the carrying value exceeds the implied fair value, goodwill is written down to its implied fair value. Management estimates the fair value of each reporting unit, as well as the fair value of the assets and liabilities of each reporting unit, other than goodwill. The implied fair value of goodwill is determined as the difference between the fair value of a reporting unit, taken as a whole, and the fair value of the assets and liabilities of such report unit.

Other intangible assets consist of patented and unpatented technologies, customer lists and trademarks.  These intangible assets are being amortized on a straight-line basis over their estimated useful lives ranging from three to fifteen years.

Long-Lived Assets
Other long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The assessment of possible impairment is based on the Companies’ ability to recover the carrying value of the assets from the estimated undiscounted future net cash flows, before interest and taxes, of the related operations. If these cash flows are less than the carrying value of such assets, an impairment loss is recognized for the difference between estimated fair value and carrying value. The measurement of impairment requires estimates of these cash flows and fair value. The calculation of fair value may be determined based either on undiscounted cash flows or third party appraised values depending on the nature of the asset.

Accounts Payable
The U.S. Joint Venture maintains a zero balance cash management system for its accounts payable. Accordingly, included in accounts payable at December 31, 2004 and 2003, are $7.9 million and $1.0 million, respectively, of checks that did not clear the bank.

Revenue Recognition
The Companies recognize revenue when there is persuasive evidence of an arrangement, the product has been shipped or the services have been provided to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. Revenue from product or equipment sales is recognized when title transfers to the customer and there are no unfulfilled company obligations that affect the customer’s final acceptance of the arrangement. The terms of service contracts generally range for periods less than one year and revenue is recognized ratably over the contractual period.  When the Companies recognize revenue from the sale of products, an estimate for rebates, customer returns and other allowances, is recorded as a reduction of sales.  The estimates of reserves for rebates and returns are based on historical rates and other related factors.  At December 31, 2004 and 2003, $82.0 million and $81.9 million, respectively, was included for reserves for rebates and returns.

Shipping and Handling Costs
The Companies recognize shipping and handling costs to customers as a component of operating expenses in the combined statements of operations.  Shipping or handling costs billed to the customer for reimbursement purposes were not significant.

Kodak Polychrome Graphics
Notes to Combined Financial Statements
December 31, 2004, 2003, and 2002
(amounts in thousands, unless otherwise noted)	9

Research and Development
The Companies expense, as incurred, all costs associated with new product development whether performed by their employees or outside contractors.  In addition, the Companies expense, as incurred, the costs associated with maintenance of and enhancements to existing products.

Income Taxes
For U.S. federal and state income tax purposes, the U.S. Joint Venture is treated similar to a partnership.  As such, all items of income and expense flow through the U.S. Joint Venture and are taxed directly to Sun Chemical and Kodak.  Accordingly, no income tax provision or other income tax attributes have been recognized in the accompanying financial statements with respect to the U.S. Joint Venture.

Income taxes for the Non-U.S. Joint Venture are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates.

As set forth in the joint venture agreement, the U.S. Joint Venture has agreed to make quarterly distributions to Sun Chemical and Kodak equal to the combined federal and state rates applied to the taxable income of the U.S. Joint Venture for the respective quarter.  No such distributions were required in 2004, 2003, or 2002.  The U.S. Joint Venture has the right to reduce future taxable income subject to these distributions by any taxable losses incurred since January 1, 1998.

In addition to the tax items discussed above, the Non-U.S. Joint Venture has tax reserves of approximately $9.3 million at December 31, 2004 (included within accrued expenses on the balance sheet) that relate to various positions it has taken on tax returns filed in numerous countries over the last several years. These reserves represent the Non-U.S. Joint Venture’s best estimate of the probable liability should the tax return positions be challenged by the relevant tax authorities.  While the amount is material in the aggregate, no individual item is material and no single event will have a material impact related to these reserves.

The Non-U.S. Joint Venture records liabilities for known tax contingencies when, in the judgment of management, it is estimable and probable that a liability has been incurred.  Contingencies are reversed to income in the period when management assesses, based on changes in circumstances, that they are no longer required, or when they become no longer required by statute or resolution through the normal tax audit process.

Foreign Currency
The reporting currency of the Companies is the U.S. dollar.  For most subsidiaries and branches outside of the United States, the local currency is the functional currency and translation adjustments are accumulated in a separate component of shareholders’ equity.  Translation adjustments are not tax-effected since they relate to investments, which are permanent in nature.  For subsidiaries and branches that operate predominantly in U.S. dollars or whose economic environment is highly inflationary, the U.S. dollar is the functional currency. Gains and losses from foreign currency transactions, such as those resulting from the settlement of foreign receivables or payables, are included in the combined statements of operations. The net effects of such foreign currency transactions, including related hedging activities, was a gain (loss) of ($6.5) million, $3.9 million, and ($0.4) million in 2004, 2003, and 2002, respectively.

Derivative Financial Instruments
The Companies account for derivative financial instruments using SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), as amended by SFAS No. 137 and SFAS No. 138.  SFAS 133 requires the recognition of all derivative instruments as either assets or liabilities measured at fair value. In most cases, certain derivatives are designated and accounted for as hedges.

Kodak Polychrome Graphics
Notes to Combined Financial Statements
December 31, 2004, 2003, and 2002
(amounts in thousands, unless otherwise noted)	10

The Companies use derivative financial instruments to manage certain financial exposures related to the effects of fluctuating foreign currency exchange rates, aluminum prices and interest rates. The counter parties to these instruments are major financial institutions and the Companies have never experienced non-performance by any of their counter parties.  The instruments primarily used are foreign currency forwards, interest rate swaps, and aluminum swaps.  The Companies designate these instruments as hedges of the underlying exposures.

On the date the derivative contract is entered into, the Companies document the derivative type and all relationships between the hedging instrument and hedged item, as well as its risk-management objective and strategy for undertaking the hedge transaction.  This process includes linking all derivatives that are designated as fair value, cash flow, or foreign currency hedges to specific assets and liabilities on the balance sheet, or to specific firm commitments or forecasted transactions.  The Companies also formally assess, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are effective as hedges.  If it is determined that a derivative is not effective as a hedge, the Companies discontinue hedge accounting prospectively and record all changes in the fair value of the instrument through current period operating results.

Changes in the fair value of a derivative that is effective and that is designated as and qualifies as a fair value hedge, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded in current period operating results.  Changes in the fair value of a derivative that is effective and that is designated as and qualifies as a cash flow hedge are recorded in other comprehensive income (loss), and reclassified to operating results when the underlying hedged transaction affects earnings.  Changes in the fair value of derivatives that are effective and that are designated as and qualify as foreign currency hedges are recorded in either current period operating results or other comprehensive income (loss), depending on whether the hedged transaction is designated as a fair value hedge or a cash flow hedge.

The Companies record hedging activity related to debt instruments in interest expense and hedging related to lease obligations, foreign currency contracts and commodity (aluminum) contracts in cost of sales or operating expenses to offset the earnings impact of the underlying exposure being hedged.

Management Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as well as the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates and assumptions in the financial statements are used for, but not limited to, the recoverability of assets, revenue recognition and related rebate reserves, customer returns, warranties, the allowance for doubtful accounts, the lower of cost or market valuations of inventory, income taxes, and environmental liabilities.  While actual results could differ, management believes such estimates are reasonable.

Reclassifications
Certain prior year amounts have been reclassified to conform to the current year presentation.

Recently Issued Accounting Standards
In December 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 132 (revised 2003), Employers Disclosures about Pensions and Other Postretirement Benefits – an amendment of FASB Statements No. 87, 88 and 106 (“SFAS 132R”). SFAS 132R replaces existing FASB disclosure requirements for pensions and requires additional disclosures about the assets, obligations, cash flows and net periodic benefit costs of defined benefit pension plans and other defined benefit postretirement plans. For non-public entities, SFAS 132R is effective for fiscal years ending after June 15, 2004. The 2004 adoption of SFAS 132R as revised did not have a significant impact on the Companies combined financial statements because the impact was limited to additional disclosure.

Kodak Polychrome Graphics
Notes to Combined Financial Statements
December 31, 2004, 2003, and 2002
(amounts in thousands, unless otherwise noted)	11

In November 2004, the FASB issued SFAS No. 151, Inventory Costs (“SFAS 151”). SFAS 151 requires that abnormal amounts of idle facility expense, freight, handling costs, and spoilage, be charged to expense in the period they are incurred rather than capitalized as a component of inventory costs. Statement 151 is effective for inventory costs incurred in fiscal periods beginning after June 15, 2005. The adoption of this standard may result in higher expenses in periods where production levels are lower than normal ranges of production. Because actual future production levels are subject to many factors, including demand for the Companies’ products, the Companies cannot determine if the adoption of SFAS 151 will have a material impact on future results of operations.

3.	Accounts and Notes Receivable

Accounts and notes receivable, net consisted of the following at December 31, 2004 and 2003:

	2004	2003

Accounts and notes receivable	$382,846	$373,313
Allowance for doubtful accounts	(39,741)	(31,849)

Accounts and notes receivable, net	$343,105	$341,464

The Companies sell to customers in a variety of markets and geographies around the world.  Receivables arising from these sales are generally not collateralized.  The Companies perform ongoing credit evaluations of their customers’ financial conditions.

The Companies had one customer that accounted for approximately 9%, 10% and 15% of net sales for the years ended December 31, 2004, 2003, and 2002, respectively. Receivables from this customer were approximately 5% and 6% of net accounts receivable for the years ended December 31, 2004 and 2003, respectively.

4.	Inventories

Inventories consisted of the following at December 31, 2004 and 2003:

	2004	2003

Finished goods	$165,146	$148,758
Work in process	22,312	31,022
Raw materials and supplies	34,924	35,786

Inventories	$222,382	$215,566

Kodak Polychrome Graphics
Notes to Combined Financial Statements
December 31, 2004, 2003, and 2002
(amounts in thousands, unless otherwise noted)	12

5.	Property, Plant and Equipment

Property, plant and equipment, net consisted of the following at December 31, 2004 and 2003:

	2004	2003

Land and improvements	$9,636	$10,634
Buildings	87,718	80,537
Machinery and equipment	421,135	371,807
Customer loaned equipment	119,946	111,787
Computer equipment and software	65,956	92,854
Furniture and fixtures	33,503	27,085
Leasehold improvements	18,410	18,407
Construction in progress	19,686	18,667

	775,990	731,778
Less - accumulated depreciation	(489,235)	(471,490)

Property, plant and equipment, net	$286,755	$260,288

Depreciation expense for the years ended December 31, 2004, 2003, and 2002 was $66.2 million, $89.9 million, and $77.8 million, respectively.

6.	Goodwill and Intangible Assets

The gross carrying amount and accumulated amortization of goodwill and intangible assets as of December 31, 2004 and 2003, are as follows:

	2004			2003

	Gross Amount	Accumulated Amortization	Net	Gross Amount	Accumulated Amortization	Net

Goodwill	$60,251	$(2,850)	$57,401	$54,633	$(2,850)	$51,783

Patents	7,742	(3,096)	4,646	7,855	(2,240)	5,615
Unpatented technology	9,170	(2,145)	7,025	8,400	(1,120)	7,280
Other	5,273	(1,432)	3,841	5,100	(1,074)	4,026

Intangible assets	22,185	(6,673)	15,512	21,355	(4,434)	16,921

Total goodwill and intangible assets	$82,436	$(9,523)	$72,913	$75,988	$(7,284)	$68,704

Amortization expense for the years ended December 31, 2004, 2003, and 2002 was approximately $2.6 million, $1.7 million, and $1.5 million, respectively.  Amortization expense, based on the current intangible assets, is estimated to be approximately $2.1 million annually from 2005 through 2007, approximately $1.9 million in 2008, and approximately $1.7 million in 2009.

Kodak Polychrome Graphics
Notes to Combined Financial Statements
December 31, 2004, 2003, and 2002
(amounts in thousands, unless otherwise noted)	13

Changes in goodwill balances, net of accumulated amortization, were as follows:

	2004	2003

Balance - January 1	$51,783	$48,896
Acquisitions / purchase accounting adjustments	5,312	2,127
Foreign exchange and other	306	760

Balance - December 31	$57,401	$51,783

7.	Accrued Expenses

This balance sheet caption includes accrued employment-related liabilities of approximately $59.9 million and $51.4 million and accrued income taxes of approximately $23.8 million and $24.1 million at December 31, 2004 and 2003, respectively. Also included in this caption are accruals for customer rebates and returns, restructuring and exit activities (see footnote 8), and various other sundry items.

8.	Restructuring and Other Items

In 2004, 2003, and 2002, the Companies recorded charges for severance and other exit costs.  These charges were recognized and measured, initially at fair value, as the related liability was incurred.  Specific actions included the reorganization of information technology support, manufacturing, research and development, sales, distribution and service operations and the consolidation of sales offices, manufacturing facilities and distribution centers.  The Companies initiated these actions to improve operational effectiveness and efficiency and reduce operational expenses worldwide.

Total cash requirements of the restructuring charges and other items recorded in 2004 and 2003 are estimated to be approximately $9.5 million and $10.2 million (net of cash received from asset sales), respectively.  Of the aggregated $19.7 million, approximately $11.1 million and $7.5 million were paid during 2004 and 2003, respectively.  The remaining accrual amounts at December 31, 2004 will be paid over the next year. Through December 31, 2004, the majority of personnel reductions related to the above actions were made and the Companies estimate that remaining actions will be completed in 2005. No additional charges are expected to be incurred for actions taken in 2004.

The major components of the restructuring and other items as a result of the committed actions are as follows:

	2004	2003	2002

Severance and related costs	$4,539	$10,136	$8,442
Non-cash asset write-downs	239	160	2,822
Facility shutdown costs	757	305	2,640
Information technology contract termination	3,208	—	—
Other exit costs	1,006	(243)	596

Total	$9,749	$10,358	$14,500

Kodak Polychrome Graphics
Notes to Combined Financial Statements
December 31, 2004, 2003, and 2002
(amounts in thousands, unless otherwise noted)	14

An analysis of the accrued liability balances related to 2004, 2003 and prior charges is as follows:

	2004	2003

Balance - January 1	$10,715	$13,853
Adjustments to prior years actions	224	(569)
Current year actions	9,525	10,927
Noncash charges	(477)	(811)
Cash payments	(11,490)	(14,024)
Foreign currency	69	1,339

Balance - December 31	$8,566	$10,715

9.	Income Taxes

Components of the income before income taxes for the years ended December 31, 2004, 2003, and 2002 were as follows:

	2004	2003	2002

Non-U.S.	$159,091	$127,430	$57,689
U.S.	(430)	(24,166)	(18,590)

Total	$158,661	$103,264	$39,099

Components of the income tax provision (benefit) for the years ended December 31, 2004, 2003, and 2002 were as follows:

	2004	2003	2002

Current:
Non-U.S.	$44,771	$34,492	$14,262
Deferred:
Non-U.S.	9,091	(1,670)	2,699

Total	$53,862	$32,822	$16,961

The effective tax rates differ from the statutory federal income tax rate of 35% for 2004, 2003, and 2002 primarily due to the treatment of the U.S. Joint Venture as a partnership for tax purposes and foreign earnings and losses of the Non-U.S. Joint Venture being taxed and benefited at different rates.   In 2004, the Non-U.S. Joint Venture recognized $4.9 million of additional deferred tax expense attributable to certain prior year tax matters.

Kodak Polychrome Graphics
Notes to Combined Financial Statements
December 31, 2004, 2003, and 2002
(amounts in thousands, unless otherwise noted)	15

The significant components of deferred tax assets at December 31, 2004 and 2003 were as follows:

	2004	2003

Deferred tax assets:
Goodwill	$13,560	$12,531
Restructuring and other items	8,395	4,589
Net operating loss carryforwards	23,707	43,920
Foreign currency exchange	2,942	9,754
Bad debt reserve	6,140	4,881
Other	14,667	11,501

	69,411	87,176
Valuation allowance	(14,185)	(27,529)

Total net deferred tax assets	$55,226	$59,647

The net deferred tax assets at December 31, 2004 and 2003 were classified as follows:

	2004	2003

Prepaid expenses and other current assets	$22,496	$12,009
Other assets	32,730	47,638

	$55,226	$59,647

Of the $23.7 million deferred tax asset relating to the Non-U.S. Joint Venture’s net operating loss carryforwards,  $14.2 million is subject to an unlimited carryover period.  The remaining net operating loss carryforwards expire in various years through 2011.

A valuation allowance of $14.2 million and $27.5 million at December 31, 2004 and 2003, respectively, was established for deferred tax benefits related to certain net operating loss carryforwards and nonrecurring charges that more likely than not will not be realized.  Realization of the net deferred tax asset is dependent on the generation of sufficient future taxable income in certain non-U.S jurisdictions.  Although realization is not assured, management believes it is more likely than not that the net deferred tax asset will be realized.

The valuation allowance increased (decreased) by ($5.8) million and by $3.1 million in 2004 and 2003, respectively.  Management considered projected future taxable income and tax planning strategies in making this assessment.  Based on current taxable income and projections for future taxable income over the periods that the deferred tax assets are deductible, management believes that it is more likely than not that the Non-U.S. Joint Venture will realize the benefits of these deductible differences, net of valuation allowances, as of December 31, 2004.

Provision has not been made for income taxes on the excess of the financial reporting amounts over the income tax bases of the Non-U.S. Joint Venture’s investments in foreign subsidiaries that are essentially permanent in duration.  The income tax obligation attributable to such excess amounts are not practicably determinable as of December 31, 2004.

Kodak Polychrome Graphics
Notes to Combined Financial Statements
December 31, 2004, 2003, and 2002
(amounts in thousands, unless otherwise noted)	16

10.	Debt

Debt consisted of the following at December 31, 2004 and 2003:

	2004	2003

Short-term borrowings:
Term loan, current portion	$3,729	$—
Revolving credit facility	56,000	—
Working capital facilities and other	9,822	2,255

	$69,551	$2,255

Long-term borrowings:
Term loan	$16,204	$—
Revolving credit facility	—	99,441
Other	582	716

	$16,786	$100,157

The aggregate annual maturities of the long-term borrowings for the five years subsequent to December 31, 2004 are $3.8 million in 2005, $4.0 million in 2006, $4.7 million in 2007, $4.2 million in 2008, and $3.7 million in 2009.

In December 2004, the Companies entered into term loan agreements with Bank of Tokyo-Mitsubishi and Mizuho Bank, as a means to finance the purchase of certain manufacturing assets that had been leased. Both loans terminate on January 19, 2009. The weighted average interest rate (including the effects of an interest rate swap) for the year ended December 31, 2004 was 6.40%.

The Companies maintain a revolving credit facility (the “Facility”) with a syndicate of banks. Under the $320.0 million Facility, the U.S. Joint Venture may borrow up to $225.0 million and the Non-U.S. Joint Venture may borrow up to $95.0 million.  The Facility terminates and the outstanding principal becomes due and payable on December 31, 2005.  Commitment fees of 0.125% per annum are payable based on the average daily-unused committed borrowings.  Borrowings may be made in U.S. dollars, euros, British pounds sterling, Japanese yen or Canadian dollars at rates computed under a selection of rate formulas including prime or Eurocurrency rates.

The resulting weighted average interest rates on outstanding borrowings under the Facility (including the effects of an interest rate swap) for the years ended December 31, 2004 and 2003 were 2.32% and 4.29%, respectively.  Among other restrictions, the Facility contains a covenant requiring a minimum tangible net worth of $400.0 million as defined in the agreement. At December 31, 2004 and 2003, the Companies were in compliance with all covenants.  The Companies’ obligation under the Facility is fully guaranteed by Kodak and Sun Chemical. As the Facility terminates on December 31, 2005, the amount outstanding at December 31, 2004 has been classified under short-term borrowings.

The Companies maintain several short-term working capital facilities that provide for borrowings up to $69.6 million and $58.1 million. These facilities expire at various dates through 2004, and can be renewed at mutual agreement of both parties. The weighted average interest rates on the aggregate of these outstanding borrowings for the years ended December 31, 2004 and 2003 were 3.60% and 2.14%, respectively.

Cash overdrafts of $1.1 million were included in short-term debt as of December 31, 2003. No overdrafts existed as of December 31, 2004.

All borrowings are recorded at face value, which approximates fair value.

Kodak Polychrome Graphics
Notes to Combined Financial Statements
December 31, 2004, 2003, and 2002
(amounts in thousands, unless otherwise noted)	17

11.	Business Acquisitions and Investments

During 2004, the Companies paid approximately $9.3 million relating to acquisitions and investments. The most significant of these was the May 2004 acquisition of the graphics art business of Real Time Images (“RTI”).

Under the terms of the agreement, the Companies acquired RTI’s suite of RealTimeProof products for web-based, collaborative proofing and approval management. The total consideration approximated $6.5 million, the majority of which has been allocated to goodwill and intangible assets. The operating results for this business, which were not significant in the year of acquisition, were included in the Companies’ combined statements of operations beginning on May 13, 2004.

On December 1, 2002, the Non-U.S. Joint Venture acquired the Japanese plate business of Mitsubishi Chemical Company (“MCC”). Under terms of the agreement, the Non-U.S. Joint Venture obtained the right to manufacture and sell products to MCC’s customers and dealers in Japan, as well as the right to sell products through the MCC channel and to customers in Asia.  A portion of the consideration was in the form of annual minimum payments of 60 million Japanese yen (approximately $0.5 million) and is payable to MCC for three years following the closing date.  In addition, contingent consideration may be made over the three year period based upon a percentage of the net sales from this business. The initial purchase price of approximately $2.5 million, which was allocated to goodwill, included the annual minimum payments for three years plus the Companies’ estimate of contingent consideration. In 2004 and 2003, $0.8 million and $0.5 million, respectively, was paid to MCC, with the residual to be paid in 2005. The operating results for this business, which were not significant in the year of acquisition, were included in the Companies’ combined statements of operations beginning on December 1, 2002.

12.	Pension Benefits

The U.S. Joint Venture sponsors a defined contribution plan (401k) for its U.S. employees.  This plan allows participants to make contributions ranging from 1% to 18% of their compensation, subject to certain limitations.  The U.S. Joint Venture makes matching contributions of 50% of the first 6% of compensation contributed by the participant.  The U.S. Joint Venture also contributes 2% of a participant’s annual compensation.  The U.S. Joint Venture recognized $3.5 million, $3.6 million, and $4.0 million, of operating expenses related to this defined contribution plan in 2004, 2003, and 2002, respectively.

The Companies sponsor various other retirement benefit arrangements, some of which are considered to be defined benefit plans for financial reporting purposes.  The aggregate projected benefit obligation, fair value of plan assets, funded status and the net amount recognized for the significant defined benefit plans at December 31, 2004 and 2003 were as follows:

	2004	2003

Projected benefit obligation	$104,111	$79,745
Fair value of plan assets	84,653	69,087

Funded status	$(19,458)	$(10,658)

Accrued benefit cost	$13,029	$7,618
Prepaid benefit cost	$2,525	$904

Kodak Polychrome Graphics
Notes to Combined Financial Statements
December 31, 2004, 2003, and 2002
(amounts in thousands, unless otherwise noted)	18

The benefit cost, employer contributions and benefits paid for these plans for the years ended December 31, 2004 and 2003 were as follows:

	2004	2003

Benefit cost	$5,151	$2,630
Employer contributions	$4,302	$3,669
Benefits paid	$1,080	$1,395

Assumptions used in accounting for these plans as of December 31, 2004 and 2003 were as follows (based upon a weighted average of the various plans):

	2004	2003

Discount rates	5.26%	5.49%
Rates of increase in compensation levels	2.31%	2.95%
Expected long-term rate of return on assets	4.50%	4.58%

The weighted average asset allocations at December 31, 2004 and 2003, by asset category are as follows:

	2004	2003

Equity Securities	39%	36%
Debt Securities	56%	59%
Other	5%	5%

Total	100%	100%

The Companies expect to contribute $2.3 million to its defined benefit plans in 2005. The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

2005	$1,305
2006	1,502
2007	1,795
2008	2,016
2009	2,479
Thereafter	15,395

$24,492

13.	Financial Instruments

Foreign Exchange Risk Management
The Non-U.S. Joint Venture enters into foreign currency exchange contracts to hedge forecasted purchases and payables denominated in foreign currencies for periods consistent with the identified exposures.  The purpose of hedging activities is to minimize the effect of foreign exchange rate movements on costs and on the cash flows which the Non-U.S. Joint Venture receives from foreign subsidiaries. The foreign currency exchange contracts are principally denominated in euros and yen.  At December 31, 2004 and 2003, the Non-U.S. Joint Venture had forward contracts outstanding with an aggregate notional amount of $91.4 million and $142.2 million,

Kodak Polychrome Graphics
Notes to Combined Financial Statements
December 31, 2004, 2003, and 2002
(amounts in thousands, unless otherwise noted)	19

respectively, and a deferred fair market value loss before tax of $6.8 million (or $6.2 million after-tax) and $13.3 million (or $12.8 million after-tax), respectively.  These losses have been recorded in accrued expenses and other liabilities on the balance sheet. As of December 31, 2004 and 2003, the maximum length of time over which the Non-U.S. Joint Venture is hedging its exposure to variability in future cash flows was twelve and eighteen months, respectively.

During 2004 and 2003, the Non-U.S. Joint Venture recorded the change in fair value to accumulated other comprehensive income (loss) and reclassified to earnings a portion of the loss from accumulated other comprehensive income (loss) when the hedged transactions affected earnings. During 2004 and 2003, before tax loss of $13.1 million and $9.4 million, respectively, were reclassified into operating results as realized.

Interest Rate Risk Management
In connection with the formation of the joint ventures, the U.S. Joint Venture was assigned an interest rate swap agreement from Sun Chemical.  The interest rate swap was entered into to fix the variable rental expense associated with a pre-formation sale/leaseback transaction.  This lease was being accounted for as an operating lease and obligated the U.S. Joint Venture to pay interest at a fixed annual rate of 6.4% through December 31, 2007.  On December 19, 2004 the U.S. Joint Venture terminated the operating lease by purchasing the leased assets and converting the debt obligation to a term loan. The underlying debt obligation exactly matches the obligation that was in place under the terminated lease, and the swap was retained without change. As of December 31, 2004 and 2003, the swap, which is being accounted for as a cash flow hedge of the future interest payments, had a notional amount of $19.9 million and $23.2 million and a fair value loss of $1.5 million and $2.6 million, respectively.  As a result of the swap, the U.S. Joint Venture made incremental rental payments of $1.0 million and $1.4 million in 2004 and 2003, respectively.

The U.S. Joint Venture has entered into interest rate swap agreements to mitigate the risk of fluctuations in interest rates related to its variable rate credit facility.  The agreements, which expire on December 31, 2005, obligate the U.S. Joint Venture to pay a fixed rate of interest of 2.60%, and will receive a floating rate of U.S. LIBOR plus 0.70%. As of December 31, 2004 and 2003, the swaps, which are being accounted for as a cash flow hedge of its future interest payments under the credit facility, had a notional value of $44.0 million and $49.0 million, respectively.  As of December 31, 2004 and 2003, the swaps had a fair value gain of $0.5 million and $0.1 million, respectively.

Over the next twelve months, the U.S. Joint Venture expects to reclassify $0.3 million to interest expense as the hedged transactions occur.  During 2004, 2003, and 2002, $0.2 million, $2.7 million, and $3.5 million was reclassified to interest expense and $1.0 million, $1.4 million, and $1.8 million was reclassified to operating expenses, respectively.

14.	Related Party Transactions

In connection with the formation of the joint ventures, the Companies entered into separate product supply agreements with Kodak, which provide that Kodak will manufacture and supply graphic arts film, digital equipment and other related graphic arts supplies to the Companies.  The Companies have the exclusive right to distribute certain of these products.  The agreements generally have terms of ten years with automatic five-year extensions unless terminated.  Total purchases made by the Companies in accordance with these agreements in 2004, 2003, and 2002 were $257.9 million, $262.0 million, and $308.0 million, respectively, and are included in cost of sales or inventory as appropriate.  The outstanding amounts due under these agreements are included in due to affiliates on the Companies’ combined balance sheets.

Kodak Polychrome Graphics
Notes to Combined Financial Statements
December 31, 2004, 2003, and 2002
(amounts in thousands, unless otherwise noted)	20

The U.S. Joint Venture entered into trademark license agreements with Kodak and Sun Chemical.  Under these agreements, the U.S. Joint Venture must pay an annual royalty of two percent of sales for products manufactured and sold by the Companies which use certain licensed trademarks, tradenames and servicemarks of Kodak or Sun Chemical.  The aggregate amount of royalty obligation incurred under these agreements in 2004, 2003, and 2002 was $19.4 million, $17.1 million, and $14.6 million, respectively, and is included in trademark royalty on the Companies’ combined statement of operations.  The outstanding amounts due under these agreements are included in due to affiliates on the Companies’ combined balance sheets.

Kodak and Sun Chemical each provide certain support services to the Companies under agreements entered into in connection with the establishment of the joint ventures.  These agreements had a term of one year with optional extensions for successive one-year periods.  The aggregate amounts incurred under these agreements in 2004, 2003, and 2002 were $1.1 million, $1.4 million, and $0.9 million, respectively, and are included in operating expenses.  The outstanding amounts due under these agreements are included in due to affiliates on the Companies’ combined balance sheets.

Kodak also provides research and development services to the Companies under an agreement entered into with the U.S. Joint Venture.  This agreement may be extended, by mutual agreement of the parties, along with the supply agreements mentioned above to the extent the research and development activities relate to those products under these extended supply agreements.  The aggregate amounts incurred under this agreement in 2004, 2003, and 2002 were $7.7 million, $9.7 million, and $14.6 million, respectively.  The outstanding amounts due under these agreements are included in due to affiliates on the Companies’ combined balance sheets.

Due from affiliates in the combined balance sheets relates to receivables from the parent of Sun Chemical who acts as the distributor of the Companies’ products in Japan. Sales to this entity represented approximately 8% of net sales for the years ended December 31, 2004 and 2003, respectively.

15.	Commitments and Contingencies

Legal Proceedings
The Companies are involved in various claims and legal actions arising in the ordinary course of business.  In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Companies’ combined financial position, results of operations or liquidity.

Environmental Matters
The Companies are subject to federal, state, local and foreign laws and regulations relating to the environment.  These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites.  Penalties may be imposed for noncompliance.

The Companies are involved in corrective actions at some of their manufacturing facilities.  The Companies consider a broad range of information when determining the amount of their remediation accruals including indemnifications provided from Sun Chemical and Kodak on environmental matters that existed prior to the formation of Kodak Polychrome Graphics.  These accruals are updated as additional technical and legal information becomes available; however, at certain sites, the Companies are unable to assess and quantify the ultimate extent of their responsibility for study and remediation costs. The major facility for which reserves have been established is in Weatherford, Oklahoma.  This facility was acquired on December 31, 2001 from Imation Corp.  At December 31, 2004 and 2003, accrued liabilities for remediation efforts in Weatherford totaled $4.1 million and $4.2 million, respectively.

Guarantees
The U.S Joint Venture has provided guarantees for the performance of equipment lease obligations by certain customers.  The maximum exposure under these guarantees was $3.9 million and $3.3 million at December 31, 2004 and 2003, respectively.  The Companies maintain recourse provisions up to the fair market value of the equipment being leased, which potentially reduces the maximum guarantee.  Given these recourse provisions, a liability of $2.3 million and $1.7 million had been recorded at December 31, 2004 and 2003, respectively.

Kodak Polychrome Graphics
Notes to Combined Financial Statements
December 31, 2004, 2003, and 2002
(amounts in thousands, unless otherwise noted)	21

Indemnifications
The Companies enter into agreements in the ordinary course of business with, among others, customers, resellers, and distributors. Most of these agreements require the Companies to indemnify the other party against third party claims alleging that a Kodak Polychrome Graphics’ product infringes a patent or copyright. Certain of these agreements require the Companies to indemnify the other party against certain claims relating to property damage, personal injury or acts or omissions of the Companies, its employees, agents or representatives.

The Companies have agreements with certain vendors, financial institutions, lessors and service providers pursuant to which they have agreed to indemnify the other party for certain matters, such as acts and omissions of the Companies, their employees, agents or representatives.

The Companies have procurement or license agreements with respect to technology that is used in Kodak Polychrome Graphics’ products and agreements in which they obtain rights to a product from an original equipment manufacturer. Under certain of these agreements, the Companies have agreed to indemnify the supplier for certain claims that may be brought against such party with respect to the Companies’ acts or omissions relating to the supplied products or technologies.

The Companies have agreements with each of its directors and executive officers to indemnify such director or executive officer, to the extent legally permissible, against all liabilities reasonably incurred in connection with any action in which such individual may be involved by reason of such individual being or having been a director or officer of Kodak Polychrome Graphics.

In connection with certain acquisitions, the Companies have agreed to indemnify the seller for certain matters, such as breaches of representations and warranties. These indemnities vary in length of time.

The Companies believe that the maximum potential future payments that the Companies could be required to make under these above mentioned indemnifications are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all relevant defenses to the claims, including statutes of limitation, which are not estimable. To date any such payments have been insignificant.

Commitments
Lease commitments under noncancelable operating leases, primarily relating to facilities, extending for one year or more will require the following future payments:

2005	$20,193
2006	11,429
2007	9,799
2008	7,378
2009 and beyond	8,181

$56,980

Rental expense for all cancelable and noncancelable operating leases was approximately $30.6 million, $30.9 million, and $32.6 million for the years ended December 31, 2004, 2003, and 2002, respectively.

Kodak Polychrome Graphics
Notes to Combined Financial Statements
December 31, 2004, 2003, and 2002
(amounts in thousands, unless otherwise noted)	22

Product Warranties
The Companies have warranty obligations in connection with the sale of certain equipment. The original warranty period for equipment products is generally one year or less. The costs incurred to provide for these warranty obligations are estimated and recorded as an accrued liability at the time of sale, with the corresponding offset recorded to cost of sales in the statement of operations. The Companies estimate their warranty cost at the point of sale for a given product based on historical failure rates and related costs to repair.

Warranty costs accrued and charged against the warranty reserve as of December 31, 2004 and 2003 were as follows:

	2004	2003

Balance - January 1	$1,983	$1,562
Current year accrual	2,941	2,472
Amounts charged to the accrual	(2,966)	(2,051)

Balance - December 31	$1,958	$1,983

16.	Subsequent Events (unaudited)

Sun Chemical Redemption
As of April 1, 2005, Kodak acquired 100% of the equity interest in Kodak Polychrome Graphics through redemption of Sun Chemical’s 50% interest (the “Redemption”).

Kodak has agreed to pay Sun Chemical an aggregate consideration of $816.5 million, of which $316.5 million was paid on April 1, 2005, $200 million will be paid in September 2006 and $50 million will be paid in each of September 2008 through 2013.

The Redemption agreement includes a non-compete covenant, pursuant to which Sun Chemical has agreed not to engage in the lithographic plate business or the proofing business for a period of three years following the closing date, with certain exceptions. Sun Chemical has also agreed not to solicit, recruit or hire any officer, director or employee of Kodak Polychrome Graphics for a period of two years following the closing date, with certain exceptions.

Financing Arrangements
Pursuant to the Redemption noted above, the $320 million Facility referred to in footnote 9, was lowered to $160 million and Sun Chemical was removed as a guarantor. The interest rate swap relating to the facility, referenced in footnote 12, was settled on April 1, 2005.

Subsequent to the Redemption, the term loans entered into during 2004 were paid in their entirety ($16.2 million) and the related interest rate swap was settled.